EXHIBIT B


                                SUPPORT AGREEMENT


                  SUPPORT AGREEMENT (this "Agreement"), dated as of March 22, 1999, by and between VIVENDI, a societe anonyme organized under the laws of France ("Parent"), and Lion Advisors, L.P. on behalf of an investment account under management ("Seller").

                  WHEREAS, concurrently herewith, Parent, Eau Acquisition Corp. (the "Purchaser"), a Delaware corporation and a subsidiary of Parent, and United States Filter Corporation (the "Company"), a Delaware corporation, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement", which term for purposes of this Agreement shall not include any amendment or waiver to such Merger Agreement which decreases the Offer Price or the number of Shares to be purchased in the Offer or changes the form of consideration payable in the Offer). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement, pursuant to which the Purchaser agrees to make a tender offer (the "Offer") for all outstanding Shares of the Company, at $31.50 per Share (including any increase in the price per share paid to tendering shareholders pursuant to the Offer, the "Offer Price") net to the seller in cash, to be followed by a merger (the "Merger") of the Purchaser with and into the Company at the same Offer Price;

                  WHEREAS, as of the date hereof, Seller beneficially owns 6,875,054 Shares (the "Owned Shares");

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and the Purchaser have required that Seller agree, and Seller hereby agrees, to tender pursuant to the Offer the Owned Shares, together with any Shares acquired after the date hereof and prior to the termination of the Offer, whether upon the exercise of options, conversion of convertible securities or otherwise (collectively, the "Tender Shares") on the terms and subject to the conditions provided for in this Agreement; and

                  WHEREAS, as a condition to its willingness to enter into this Agreement, Seller has requested, and Parent has agreed, that Parent purchase or cause the Purchaser to purchase the Owned Shares in the event the Owned Shares are not purchased in the Offer;

                  WHEREAS, immediately prior to the execution and delivery of this Agreement, Parent has entered into Support Agreements similar to this Agreement with certain members of the Company's management and another significant shareholder of the Company;

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

                  1.  Agreement to Tender and to Vote.
                      -------------------------------

                  1.1 Tender.  Seller hereby agrees to validly  tender (or cause
                      ------
the record owner of such shares to validly tender), pursuant to and in accordance with the terms of the Offer, as soon as practicable after such request but in no event later than ten business days after the date of commencement, the Tender Shares by physical delivery of the certificates therefor (or delivery via transfer to Purchaser's account at the Depository Trust Company), and to not withdraw such Tender Shares, except following termination of the Offer pursuant to its terms or as otherwise contemplated herein. Seller hereby acknowledges and agrees that Parent's and the Purchaser's obligation to accept for payment and pay for the Tender Shares in the Offer is subject to the terms and conditions of the Offer. Seller hereby permits Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of the Tender Shares and the nature of its commitments, arrangements and understandings under this Agreement, subject to providing a copy of said disclosure to Seller and considering any reasonable comments thereon provided by Seller).

                  1.2  Voting.  Subject to  Section  1.3 and  Section 2,  Seller
                       ------
hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, Seller shall at the written direction of Parent, (a) vote the Tender Shares in favor of the Merger; (b) vote the Tender Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Tender Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Purchaser; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business. Seller hereby revokes any proxy previously granted by it with respect to the Tender Shares.

                  1.3  Grant of Irrevocable Proxy; Appointment of Proxy.
                       ------------------------------------------------

                  (i) Subject to Section 2, Seller hereby irrevocably grants to, and appoints, Guillaume Hannezo and Eric Lecoys, or either of them, in their respective capacities as officers or directors of Parent, and any individual who shall hereafter succeed to any such office or directorship of Parent, and each of them individually, Seller's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Seller, to vote the Tender Shares in favor of the Merger and other transactions contemplated by the Merger Agreement, against any Acquisition Transaction and otherwise as contemplated by Section 1.2.

                  (ii) Seller represents that any proxies heretofore given in respect of the Tender Shares are not irrevocable, and that any such proxies are hereby revoked.

                  (iii) Seller understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Seller's execution and delivery of this Agreement. Seller hereby affirms that the irrevocable proxy set forth in this Section 1.3 is given in connection with the execution of the

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Merger  Agreement,  and that  such  irrevocable  proxy is  given to  secure  the performance of the duties of Seller under this Agreement. Seller hereby further affirms that the irrevocable proxy is coupled with an interest. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

                  1.4 No Inconsistent Arrangements.  Seller hereby covenants and
                      ----------------------------
agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) except to Parent or the Purchaser, transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Tender Shares or any interest therein, (ii) except with Parent, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Tender Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Tender Shares, (iv) deposit any Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Tender Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of Seller hereunder untrue or incorrect.

                  1.5 No  Solicitation.  Seller hereby agrees that it shall not,
                      ----------------
and shall not permit or  authorize  any of its  affiliates,  representatives  or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Parent, the Purchaser or any of their affiliates or representatives) concerning any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Seller will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. From and after the execution of this Agreement, Seller shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to an Acquisition Transaction. Seller shall promptly advise Parent in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto.

                  1.6 Reasonable  Best Efforts.  Seller shall  promptly  consult
                      ------------------------
with Parent and use reasonable best efforts to provide any necessary information and material with respect to all filings made by Seller with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby. Parent acknowledges that Seller will file a Schedule 13D in connection with the Agreement.

                  1.7 Waiver  of  Appraisal  Rights.  Seller  hereby  waives any
                      ----------------------------
rights of appraisal or rights to dissent from the Merger that it may have.

                  1.8 Parent's  Commitment  to  Purchase  Owned  Shares.  Parent
                      ------------------------------------------------
hereby agrees that, if (i) the Offer is terminated, abandoned or withdrawn by the Purchaser or (ii) the Offer is consummated and the Owned Shares are not purchased by the Purchaser pursuant to the Offer, (other than as a result of a breach of this Agreement by Seller) then Parent will purchase or cause the Purchaser to purchase, and the Seller shall sell, the Owned Shares at a purchase price per share equal to the Offer Price, on the 10th Business Day after the date of such termination, abandonment, withdrawal or consummation of the Offer; provided that (x) all waiting periods under the Hart-Scott-Rodino Antitrust
--------
Improvements Act of 1976, as amended (the "HSR Act"), and any equivalent foreign laws, required for the purchase of the Owned Shares upon such exercise shall have expired or been waived, (y) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the purchase of the Owned Shares pursuant to this Agreement and (z) Seller's representations and warranties herein shall be true in all material respects at such time except to the extent that the failure to be so true in all material respects would not adversely affect the benefits to be received by Parent. Parent and the Purchaser will use their best efforts to obtain all necessary regulatory approvals so as to enable them to pay the aggregate Offer Price (or have a third party to pay the aggregate Offer Price) to Seller no later than June 15, 1999 in accordance with all applicable securities laws and other legal constraints. In that regard, Seller shall cooperate with Parent and the Purchaser, including by transferring against payment of the Offer Price on or before June 15, 1999 the Tender Shares at Parent's request to a third party designated by Parent or the Purchaser on terms reasonably specified by them, provided that such terms do not increase Seller's obligations or liabilities in any respect or reduce the benefits to be obtained by Seller hereunder. If the Owned Shares have not been purchased and paid for in the Offer or under the preceding sentences of this Section 1.8 by June 15, 1999, (and so long as Seller's representations and warranties herein shall be true in all material respects except where the failure to be so true in all material respects would not adversely affect the benefits to be received by Parent or the third party so designated by Parent), then Seller may sell such Shares, in one or more transactions in the sole discretion of Seller, to persons other than the Parent or Purchaser and such sold Shares shall not be subject to
Section 1.1 to 1.4 hereof. In the event Seller sells any Owned Shares for anything less than the Offer Price, Parent shall, promptly after such sale, pay to Seller in US Dollars the difference between the amount received in such sale and the amount that Seller would have received had such Shares been sold in the Offer or under the preceding sentences of this Section 1.8 (plus any "gross- up" in respect of French withholding tax, if any). Seller shall use such efforts as it reasonably determines are appropriate to obtain a fair price for any such Shares sold under the second preceding sentence, it being agreed that Seller may seek to sell all such Shares promptly and with no retained obligation or liability.

                  2. Expiration.  Sections 1.1 through 1.4 of this Agreement and
                     ----------
the parties' obligations thereunder shall terminate on the earlier of the payment for the Tender Shares pursuant to the Offer or in accordance with
Section 1.8.

                  3. Representation and Warranties. Seller hereby represents and
                     -----------------------------
warrants to Parent as follows:

                     (a)      Title.  Seller  has  good and  valid  title to the
                              -----
                 Owned Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature (other than liens in respect of pledges to secure margin or similar borrowings). Upon the purchase of the Tender Shares by Parent or the Purchaser, Purchaser will receive good and valid title to the Tender Shares, free and clear of any lien, charge, encumbrance or similar claim of whatever nature.

                     (b)      Ownership of Shares. On the date hereof, the Owned
                              -------------------
                 Shares are owned beneficially by Seller and, on the date hereof, except as described in Seller's Schedule 13D filings, the Owned Shares constitute all of the Shares owned of record or  beneficially  by Seller.  Except as  described  in Seller's
                 Schedule 13D filings, Seller has sole voting power and sole power of disposition with respect to all of the Owned Shares, with no restrictions on Seller's rights of disposition pertaining thereto, subject to applicable federal and state securities laws (including Rules 144 and 145) and any liens in the ordinary course of business that will not interfere the Seller's obligations hereunder.

                     (c)      Power;  Binding  Agreement.  Seller  has the legal
                              --------------------------
                 capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller will not violate any other agreement to which Seller is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

                     (d)      No Conflicts.  Other than in connection with or in
                              ------------
                 compliance with the provisions of the Exchange Act and the HSR Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement which would reasonably be expected to materially restrict or hinder the performance of Seller's obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, encumbrance, pledge, charge or claim upon any of the properties or assets of Seller under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Seller is a party or by which its properties or assets are bound which would reasonably be expected to materially restrict or hinder the performance of Seller's actions hereunder.

                     (e)      No Finder's  Fees. No broker,  investment  banker,
                              -----------------
                 financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

                     (f)      Information.  Seller understands and  acknowledges
                              -----------
                 that Parent and the Purchaser have been conducting a due diligence investigation of the Company and may have information which is material regarding the Company and its financial performance and prospects and which is not publicly disclosed. Seller agrees that it shall not take any action against Parent or the Purchaser in respect of such information.

                  Parent and the Purchaser hereby represent and warrant to Seller as follows:

                     (g)      Power;  Binding Agreement.  Each of Parent and the
                              -------------------------
                 Purchaser has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and the Purchaser will not violate any other agreement to which Parent or the Purchaser are parties including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and constitutes a valid and binding agreement of each of Parent and the
                 Purchaser, enforceable against them in accordance with its terms.

                     (h)      No Conflicts.  Other than in connection with or in
                              ------------
                 compliance with the provisions of the Exchange Act and the HSR Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Parent and the Purchaser of the transactions contemplated by this Agreement which would reasonably be expected to materially restrict or hinder the performance of Parent's obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, encumbrance, pledge, charge or claim upon any of the properties or assets of Parent or the Purchaser under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Parent or the Purchaser is a party or by which their properties or assets are bound which would reasonably be expected to materially restrict or hinder the performance of their obligations hereunder.

                     (i)      No Finder's  Fees. No broker,  investment  banker,
                              -----------------
                 financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or the Purchaser for which Seller would be responsible.

                 4.  Additional  Shares.   Seller  hereby   agrees,  while  this
                     ------------------
Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired by Seller, if any, after the date hereof.

                 5.  Further  Assurances.  From time  to time, at the request of
                     -------------------
one party hereto and without further consideration, the other party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable in connection with the performance of its obligations hereunder. Parent shall cause the Company to provide a Certificate to Seller that it is not a U.S. real property holding company.

                  6.   Miscellaneous.
                       -------------

                  6.1  Non-Survival.  The  representations  and warranties  made
                       ------------
herein shall terminate upon Seller's sale of the Tender Shares to the Purchaser in the Offer or pursuant to Section 1.8, other than Seller's representations and warranties in Section 3(a) which shall survive the sale of the Tender Shares.

                  6.2  Entire   Agreement;   Assignment.   This   Agreement  (i)
                       --------------------------------
constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no assignment shall relieve Parent of its obligations hereunder if the assignee does not perform its obligations and Seller may assign its rights and obligations hereunder to one or more persons reasonably acceptable to Purchaser to whom it transfers Tender Shares in accordance herewith, so long as such persons agree in writing with Parent and Seller to be bound by the provisions hereof applicable to Seller.

                  6.3 Amendments.  This Agreement may not be modified,  amended,
                      ----------
altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  6.4 Notices. All notices,  requests, claims, demands and other
                      -------
communications hereunder shall be in writing and shall be given by hand delivery, telegram, telex or telecopy or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to Seller:

                           c/o Michael D. Weiner, Esq.
                           Apollo Advisors, L.P.
                           1999 Avenue of the Stars, Suite 1900
                           Los Angeles, CA  90067
                           Fax:  (310) 201-4166

         copy to Seller's Counsel:

                           Patrick J. Dooley, Esq.
                           Akin Gump Strauss Hauer & Feld, L.L.P.
                           590 Madison Avenue
                           New York, NY  10022
                           Fax:  (212) 872-1002

         If to Parent:

                           VIVENDI
                           42, Avenue de Friedland
                           75380 Paris Cedex 08
                           Attention: Guillaume Hannezo
                           Fax:  (011) 331-7171-1415
         copy to:

                           Cabinet Bredin Prat
                           130 rue du Faubourg Saint Honore
                           75008
                           Paris
                           Attention:  Elena M. Baxter, Esq.
                           Fax:  (011) 331-4359-7001

         and

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Attention:  Daniel A. Neff, Esq.
                           Fax:  (212) 403-2000


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  6.5   Governing  Law;  Jurisdiction.  This Agreement  shall be
                        -----------------------------
governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of Seller, Parent and the Purchaser irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and the right to trial by jury.

                  6.6   Specific   Performance.   Each  of  Parent   and  Seller
                        ----------------------
recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other to sustain damages for which it would not have an adequate remedy at law, and therefore each of Parent and Seller agrees that in the event of any such breach the other shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  6.7   Counterparts.   This   Agreement   may  be  executed  in
                        ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

                  6.8 Descriptive Headings. The descriptive headings used herein
                      --------------------
are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  6.9 Severability. Whenever possible, each provision or portion
                      ------------
of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  6.10 No  Agency;  Indemnification.  Nothing  herein  shall  be
                       ----------------------------
deemed create any agency or partnership relationship between the parties hereto. Parent shall indemnify Seller and hold Seller harmless from and against any loss, claim or liability arising out of a third party claim relating to Seller's entering into this Agreement and the consummation of the transactions contemplated hereby, and each party shall indemnify the other against breaches of its representations and warranties.



                                      * * *


















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


                  IN WITNESS WHEREOF, Parent and Seller have caused this Agreement to be duly executed as of the day and year first above written.

                                   LION ADVISORS, L.P.

                                   By:  LION CAPITAL MANAGEMENT, INC.
                                        ITS GENERAL PARTNER


                                   By:  /S/ MICHAEL D. WEINER
                                        ----------------------------------------
                                        Name:  Michael D. Weiner
                                        Title: Vice President

                                   VIVENDI



                                   By:  /S/ VIVENDI
                                        ----------------------------------------



























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